EXHIBIT 99.2

Magnus International Resources Inc. Releases Corporate Overview

4 March 2005 - Vancouver, British Columbia - Magnus International Resources Inc. ("Magnus") (NASD OTC-BB: "MGNU") is pleased to release its latest corporate overview. A pdf version of this corporate overview will be available at the Magnus website at www.magnusresources.com on Saturday March 5, 2005. Preliminary geochemical soil analysis results from Magnus’ Huidong property are also expected to be released shortly.

Company Overview

Magnus International Resources, Inc. (US NASD OTC-BB: ‘MGNU’) specializes in identifying, acquiring and developing precious and base metal properties in China. Magnus is currently focused on high-grade gold projects. At present, Magnus has the right to earn a 90% interest in three gold exploration projects in China’s mineral-rich Sichuan and Yunnan provinces.

These properties comprise Huidong (83.29 sq. km) and Luquan (44.02 sq. km) for which Magnus holds an exploration license through Long Teng Mining Ltd., its Chinese joint venture company, and Xintaizi (3 sq. km), for which Magnus is in the process of acquiring an existing mining license.  In addition, Magnus has signed a preliminary joint venture agreement for exploration of the Qilian property (200 sq. km) in Qinghai province - also with the right to earn a 90% interest.

Huidong Overview

The Huidong (pronounced hwee-dong) property is located immediately northwest of the Boka Gold Project of Southwestern Resources (Toronto Stock Exchange: “SWG” – with a 3 year share price low of Cdn$1.065 and high of Cdn$21.50). The Huidong project is on trend with and is geologically similar to the richly mineralized Boka Gold Project. Huidong is known to be gold-rich. There are numerous small-scale peasant mining tunnels throughout the area and placer gold has also been recovered from rivers and streams that drain the area.

Southwestern has made a series of gold discoveries that have established Boka as a potential world-class gold deposit. Recently reported drilling results have been as significant as 10.2 g/t over 77.45m. One analyst report, by a major US brokerage firm, suggests that the Boka property may host as much as 8.4 million ounces of gold within a number of high-grade gold zones. This estimate is based on the exploration work that has been done to date.

The Chinese joint venture partner of Magnus for all of its properties to date - Team 209 - played a critical role in exploring and developing the Boka project prior to bringing in Southwestern Resources as its foreign joint venture partner to further develop the property.

Huidong Joint Venture

In July 2004, Magnus established Long Teng (“Rising Dragon”) Mining Ltd., a Sino-foreign joint venture with Team 209, to explore the Huidong gold property. Later the joint venture added the Luquan Property, located in neighboring Yunnan province, to the exploration area. Magnus has committed to spending US$5 million on the Huidong and Luquan properties over four years. In return, Magnus will earn a 90% interest in the property. Team 209 will own the remaining 10%. Within the first eight months, by February 2005, Magnus has contributed $1,230,000 to the Long Teng joint venture.

Boka Gold Project Geology

Boka gold mineralization is hosted within a sequence of Middle to Upper Proterozoic carbonaceous shales, calcareous shales and sandstones deposited in a Late Proterozoic eugeosyncline and consolidated during the Jinningian Orogeny.  The majority of the gold occurs in east-west and northwest trending ductile-brittle faults and in stratabound zones characterized by extensive multi-stage breccia/shear development and accompanied by quartz-carbonate and sulphide (pyrite) replacement. The extensive faulting and resulting mountainous terrain in the area was created by the interaction of numerous east-west faults with a major north-trending fault that is thought to have played a major role in creating the rich mines of the region, the Panxi Rift. The extreme mechanical actions of bending and breaking the rock created spaces and pathways through which metal-bearing fluids passed. There are twelve known gold zones within the Boka Project Area, all of which occur within a 25 km long north-south structural zone and are confined to a specific stratigraphic horizon - collectively these constitute the Boka Trend.

Huidong & the Boka Trend

Drilling at Boka has established a well-defined, richly-mineralized, north-south gold trend – the Huidong Property lies along a projection of this trend.  Gold mineralization at Boka is hosted by a structural and stratigraphic geological setting similar to that of the Huidong Property. At Huidong, fault-controlled gold and copper mineralization, indicated by rock sampling of mineralized faults, strongly resembles Boka’s multiple discovery zones. Furthermore, Southwestern Resources reports the "positive association between mineralization at the Boka Gold Project and gold-in-soil anomalies." Encouraging initial gold and copper geochemical analyses from soil and rock samples collected along mineralized faults at Huidong further strengthen the Boka comparison.

Research analysts believe that the 25 km corridor hosting multiple zones of mineralization - the Boka Trend - has the potential to extend even further, thereby increasing the known area of mineralization into what may become a world-class gold mining district. This large area of multiple gold zones bodes well for Magnus. Gold deposits are not generally isolated occurrences. They tend to occur on faults that provide passageways for gold-rich fluids to move through the rocks and create ore bodies. That is why clusters of gold deposits often tend to occur along lines, or trends. The rock type cut by the ore-controlling faults often plays a role in producing an ore body. Certain rocks are more susceptible to being mineralized than others.  The rocks at Boka and Huidong are similar.

Successful Joint Venture Partner

Magnus’ joint venture partner, Team 209, is officially known as Yunnan Province Nuclear Industry Brigade 209. Team 209 has about 1,000 employees, including more than 200 geologists and engineers. This group of experienced government geologists was instrumental in the rapid development of the Boka Gold Project. The joint ventures between Team 209 and Magnus will apply 209’s proven expertise and local knowledge in the exploration and development of the Huidong, Luquan, Qilian and Xintaizi properties. Magnus and Team 209 have a strong working relationship and have agreed to cooperate on future properties together.

Huidong Exploration Program

Magnus and Team 209 are conducting a comprehensive gold and copper exploration program on the Huidong property under the expert direction of AMEC, a leading global provider of mining expertise and services. The goal of the program is to define the extent of the gold and copper anomalies in the area. The program is well underway. It includes a two-stage geochemical soil and rock sampling program, geological mapping and surveying to define targets for follow-up trenching, tunneling, and drilling. Also, there are at least 65 small-scale peasant mining tunnels throughout Huidong. These tunnels will be used to generate significant rock sample analysis. The Huidong exploration strategies are the same as those used at Boka.

Magnus is also using satellite imagery to attempt to identify high-grade mineralized structures and zones by comparing the Huidong property with images of the gold mineralization zones at Boka. This imagery aids in mapping fault patterns and identifying key zones of gold and copper-related hydrothermal alteration at both Boka and Huidong. It is anticipated that geophysical surveys may also be employed.

Property-wide soil and rock sampling has been conducted, comprising more than 7,500 samples on a 50m x 250m grid (high-density program) and 2,500 samples on a 100m x 750m grid (low-density program). All of the samples were prepared for analysis at the Yunnan Province Central Laboratory (YPCL) in Kunming, China. YPCL has been inspected by AMEC and is also used by Southwestern Resources. The high-density program is initially being analyzed at the YPCL lab for gold, copper, and three other elements. The low-density program has been analyzed for 36 elements at ACME Analytical labs in Vancouver, BC. Magnus expects to report preliminary results, including potential anomalous gold trends or patterns, in early March 2005.

At least 3,000 cubic meters of trenches will be constructed across the best soil geochemical anomalies to obtain better rock exposures for sampling and more detailed mapping. Gold zones further defined by trenching and rock sampling will be targeted for drilling in 2005. Tunneling in less accessible areas will further define and sample gold mineralized zones. Team 209 has recently purchased two new western-manufactured drill rigs, and has indicated that it will make them available for use at the Huidong property.

AMEC Brings Global Mining Expertise

Magnus has retained AMEC as a project consultant to guide its exploration programs. AMEC is one of the leading mining engineering firms in the world. AMEC has provided front-end services to virtually all of the world’s major mine developers and operators, as well as mid-sized mining companies, “juniors” and lending institutions. Front-end services include ore reserves, geological modeling, mine planning design, geotechnical services, and feasibility studies.

The parent company of AMEC’s mining group is an international project management and engineering services company that employs 45,000 people in more than 40 countries. With more than 50 years of experience in meeting the needs of the mining industry, AMEC is providing Magnus and Team 209 with expert guidance and support through a core team of professionals. In the last 10 years alone, AMEC has provided services on more than 1,000 mining and metallurgical projects in nearly 70 countries. As an example, AMEC was recently awarded the contract for the option studies, pre-feasibility study and detailed feasibility study of Ivanhoe Mines’ Oyu Tolgoi porphyry copper-gold-molybdenum mine in Mongolia.

Other Magnus Properties

· 44.02 sq. km Luquan property in Yunnan province is located 40 km west of Boka and 30 km southwest of Huidong. The terrain is similar to that of the Huidong and Boka Projects.

· 3 sq. km Xintaizi property is located in Kangding County in northern Sichuan province. Magnus is in the process of acquiring the gold mining license for the property. Initial rock samples taken by Team 209 from existing small-scale mining tunnels are extremely encouraging. Magnus plans to initiate a comprehensive work program in the near future.

· 200 sq. km Qilian property is located in an under-explored, richly mineralized region of Qinghai province in western China, which has only recently been opened for exploration. Small-scale mining has indicated the presence of high-grade copper and favorable gold values in tunnel complexes. There is abundant placer gold mining along the streams and rivers draining the area.

Modern Day Gold Rush in China

China is the world’s fourth largest gold producer, with an annual output of approximately 175 tonnes in 2002. But there remains considerable potential for untapped mineral wealth because most of the country has yet to be systematically explored using modern exploration techniques. A booming economy, liberalized business regulations, and an aggressive pursuit of foreign investment have set the stage for a modern day gold rush in China. Industry leaders such as Placer Dome and Barrick Gold have already invested there. Ambitious junior mining companies – such as Magnus – are also taking advantage of this rare opportunity to attempt to replicate Southwestern’s success at Boka in an attempt to discover a multi-million ounce gold deposit. Several factors are attracting foreign mining firms to invest in China now. These include:

· granting of irrevocable exclusive mining rights to foreign companies with permission to transfer mining rights to other foreign companies

· China’s need of capital and technology transfer from the west to develop its domestic metal supply

· equal access guarantees to foreign mining companies to extensive government geological data

· China’s membership in the World Trade Organization, which subjects it to sanctions for any unjust discrimination against foreign mining companies

· establishment of a domestic market in Shanghai for gold sales at close to world spot prices

· government deregulation and the emergence of a vibrant mining private sector

For further information please refer to the Company’s filings with the SEC on EDGAR or refer to Magnus’ website at www.magnusresources.com.

If you would like to receive regular updates on Magnus please send your email request to info@magnusresources.com.

Contact: Investor Relations at (888) 888-1494 or 1 604 694-1432 from outside of North America or info@magnusresources.com.

FORWARD LOOKING STATEMENTS           This document may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. For a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10-K for our most recently completed fiscal year, on file with the SEC at www.sec.gov. This document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus’ properties.